Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL REPORTS SOLID THIRD QUARTER EARNINGS

DAYTON, Ohio, October 31, 2006 — DPL Inc. (NYSE: DPL) today reported basic earnings from continuing operations of $0.44 per share for the third quarter of 2006 compared to $0.21 per share for the third quarter of 2005.  Basic earnings from continuing operations for the third quarter of 2005 included a one-time charge of $0.31 per share for the early redemption of debt and a $0.12 per share gain on the sale of public securities.

Total basic earnings were $0.47 per share for the third quarter of 2006, which included $0.03 per share in earnings from discontinued operations related to the recognition of deferred gains from the sale of the private equity portfolio in 2005.  For the third quarter of 2005, there were minimal earnings from discontinued operations.

“Quarterly results benefited from the steps taken to strengthen the Company’s financial position, including increased revenues from the rate stabilization plan and regulatory cost recovery, lower interest expense as the result of debt reduction and refinancing, and our recently completed share buyback program,” said Paul Barbas, President and Chief Executive Officer of DPL Inc.

For the nine months ended September 30, 2006, basic earnings per share from continuing operations were $1.06 compared to $0.65 in 2005.  Including discontinued operations, total basic earnings per share were $1.16 in 2006 versus $1.01 in 2005 for the nine month period.  The $0.15 per share gain was due to a $0.41 per share increase in earnings from continuing operations partially offset by a $0.26 per share decrease in earnings from discontinued operations reflecting the sale of most of the private equity funds in 2005.

Third Quarter and Year-To-Date Financial Results

Total revenues increased 10% to $392.5 million in the third quarter of 2006 compared to $357.4 million for the third quarter of 2005, reflecting higher average rates for retail sales and greater wholesale sales volume.  These increases were partially offset by lower retail sales volume, lower average rates for wholesale sales, and lower ancillary revenues associated with participation in a Regional Transmission Organization (RTO).  Cooling degree days were down 17% compared to the same period in 2005 reflecting milder weather.

	Three Months Ended September 30,
$ in millions	2006	2005	Variance
Electric Revenues — Retail	$307.3	$292.2	$15.1
Electric Revenues — Wholesale	61.8	40.5	21.3
Electric Revenues — RTO ancillary	20.6	22.2	(1.6)
Other Revenues, Net of Fuel Costs	2.8	2.5	0.3
Total Revenues	$392.5	$357.4	$35.1

For the nine months ended September 30, 2006, revenues increased 9% to $1,042.6 million compared to $957.9 million for the same period in 2005.

Fuel, which includes coal, gas, oil and emission allowance costs, remained relatively stable in the third quarter of 2006 compared to the same period of the prior year, decreasing $1.9 million or 2%.

	Three Months Ended September 30,
$ in millions	2006	2005	Variance
Coal	$88.6	$80.8	$7.8
Gas	10.3	15.5	(5.2)
Oil	1.2	1.4	(0.2)
Emission Allowance Costs	(0.6)	3.7	(4.3)
Total Fuel Costs	$99.5	$101.4	$(1.9)

Fuel costs rose by $11.2 million, or 4%, in the first nine months of 2006 compared to 2005 as a result of higher generation output and higher market prices.

Purchased power costs were $23.7 million, or 63%, higher in the third quarter of 2006 compared to the third quarter of 2005.  The increase was primarily due to higher purchased power volume caused by the timing of forced outages and scheduled maintenance at DPL-operated and partner-operated generating plants, partially offset by lower average market rates.

	Three Months Ended September 30,
$ in millions	2006	2005	Variance
Purchased Power	$48.3	$24.4	$23.9
RTO Ancillaries	12.8	13.0	(0.2)
Total Purchased Power	$61.1	$37.4	$23.7

Purchased power costs increased by $19.7 million, or 19%, in the first nine months of 2006 compared to the prior year reflecting higher purchased power volume, increased average market rates, and greater RTO ancillary costs.

Gross margin (revenues minus fuel and purchased power) in the third quarter of 2006 increased $13.3 million, or 6%, to $231.9 million from $218.6 million in the third quarter of 2005.  This increase was driven mostly by the ability to recover additional retail fuel and regulatory costs.

Gross margin in the first nine months of 2006 increased $53.8 million, or 9%, to $656.9 million from $603.1 million in the same period of 2005.

Operation and maintenance expense increased $12.4 million, or 24%, in the third quarter of 2006 compared to the same period in 2005.  This was primarily due to increases of:

•                  $4.9 million in legal costs;

•                  $3.7 million in employee compensation and benefit expenses, the majority of which was pension related;

•                  $2.8 million in service operations costs, mainly related to greater line clearance activity and electric system overhead and substation costs;

•                  $2.6 million in power production costs reflecting $1.5 million of credits received in 2005 that were not received in 2006 and increased operating expenses;

•                  $1.6 million in low-income assistance program costs; and

•                  $1.4 million in PJM administrative fees.

DP&L is receiving regulatory recovery for the low-income assistance program costs and PJM administrative fees.  In addition, the O&M increases were partially offset by a $5.0 million decrease in reserves for insurance, injuries and damages.

For the nine months ended September 30, 2006, operation and maintenance expense increased $32.8 million, or 20%, compared to the same period in 2005, which was anticipated.

Amortization of regulatory assets was $1.8 million higher than the same period in 2005 mainly driven by $0.9 million for customer billing system modifications to accommodate electric choice; $0.4 million for deferred PJM administrative fees; and $0.4 million for incremental storm costs incurred in 2004 and 2005.  These costs are being recovered through retail rate riders that went into effect at various times throughout 2006.

Amortization of regulatory assets increased $3.7 million for the first nine months of 2006 compared to the same period in 2005.

Investment income decreased $30.8 million during the third quarter of 2006 compared to 2005.  The decrease reflects a $23.4 million decline in gains on investments from the sale of the public equity and income funds in 2005, and a $7.1 million decrease in interest income resulting from lower cash and cash equivalents.

Investment income decreased $30.7 million during the first nine months of 2006 compared to the same period in 2005.

Interest expense decreased $9.2 million, or 27%, for the third quarter of 2006 compared to the same period in 2005 primarily due to debt reduction of nearly $450 million and debt refinancing of approximately $214 million, most of which occurred in the third quarter of 2005.  As a result of this debt reduction and refinancing, DPL recorded a $59.1 million charge for premiums paid and other related costs.  There was no such activity in 2006.  The reduction in interest expense was also affected by $3.6 million of greater capitalized interest related to increased pollution control capital expenditures.

For the nine months ended September 30, 2006, interest expense declined $33.4 million, or 30%, compared to the same period in 2005.

Other income (deductions) decreased $0.6 million in the third quarter of 2006 compared to the third quarter of 2005.

For the nine months ended September 30, 2006, other income (deductions) declined $11.5 million from the same period in 2005 mainly reflecting a $12.3 million gain realized in 2005 from the sale of pollution control emission allowances.  There were no emission allowance sales in 2006.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $189.9 million at September 30, 2006, compared to $595.8 million at December 31, 2005, a decrease of $405.9 million.  This decline was principally the result of the stock buyback program and increased capital expenditures.  In addition, DPL had no short-term investments available for sale at September 30, 2006 compared to $125.8 million at December 31, 2005.

Capital expenditures were $283.9 million for the first nine months of 2006 and $138.2 million for the first nine months of 2005.  Total capital additions are expected to approximate $365 million in 2006 primarily related to DPL’s flue gas desulfurization (scrubber) construction program at its generating plants.  DPL expects to finance its capital additions in 2006 with a combination of cash on hand, tax-exempt debt and internally-generated funds.

Capital Forecast

Over the three-year period of 2006 through 2008, DPL is projecting to spend an estimated $830 million in capital projects, approximately 56% of which is to meet changing environmental standards.  This forecast represents an increase of $10 million over DPL’s previous projection of $820 million due to revised capital expenditures at both DPL-operated and partner-operated plants.

Stock Buyback

DPL completed its Board-authorized $400 million share repurchase program on August 21, 2006.  In total, 14.9 million shares were repurchased, or 11.7% of the outstanding stock at December 31, 2005, at an average price of $26.91 per share.

Peaker Review

As previously announced, DPL is reviewing its peaking generation portfolio and has received bids for three of its peaking generating sites.  The sites represent a combined capacity of 872 megawatts and a net book value of approximately $300 million.  While a final decision concerning which sites to sell, if any, has not been reached or approved, the Company has received several strong bids and is in discussions with several potential buyers.  Any transaction is not expected to close before 2007.

Future Outlook

2006 — The Company reaffirmed its guidance for basic earnings per share from continuing operations of $1.35 to $1.50 for 2006.

2007 — The Company updated its 2007 guidance for basic earnings per share from continuing operations to $1.50 to $1.65 from its previous forecast of $1.65 to $1.80.  There are three drivers to the revised guidance:  fuel, purchased power and litigation expenses.

The estimated 2007 fuel and purchased power cost increases have several components.

•                  The market price of coal is slightly higher than forecasted.

•                  The coal testing and blending process at Killen Station upon the completion of the scrubber construction will be longer than expected, resulting in the use of compliance coals for a longer period of time.

•                  Less coal generation will be available in 2007 due to changes in plant outage schedules.  Either natural gas units or purchased power will be required to compensate for the reduced coal generation availability.

The update in 2007 litigation expenses is related to the lawsuit against former Company executives.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts on Wednesday, November 1, 2006, at 9:00 a.m. Eastern Time to discuss results.  Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section.  Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast.  For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental and other laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including the PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, delays and supplier availability; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.